Exhibit 99.(m).38

JOHN HANCOCK FUNDS

CLASS R2 SHARES

AMENDMENT TO DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

AMENDMENT made as of the 10th day of March, 2016, to the Distribution Plan Pursuant to Rule 12b-1 dated December 6, 2011, as amended (the “Plan”), by and among John Hancock Funds, LLC, a Delaware limited liability company, and the business trusts listed on Schedule A to the Plan, including John Hancock Investment Trust.

1.	CHANGES TO SCHEDULE A

Schedule A to the Plan is hereby amended, in accordance with Paragraphs 6 and 9 of the Plan, to add the following new series and fee schedule:

Trust/Series	Fee*

John Hancock Investment Trust
John Hancock Global Focused Strategies Fund	0.25%

*Expressed as a Percentage of Average Daily Net Assets of Class R2 shares

2.	EFFECTIVE DATE

This Amendment shall become effect as of the date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Plan.

4.	OTHER TERMS OF THE PLAN

Except as specifically amended hereby, all of the terms and conditions of the Plan shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, pursuant to Rule 12b-1, as of the day and year set forth below.

JOHN HANCOCK BOND TRUST

John Hancock California Tax-Free Income Fund

John Hancock Capital Series

John Hancock Current Interest

John Hancock Investment Trust

John Hancock Investment Trust II

John Hancock Investment Trust III

John Hancock Municipal Securities Trust

John Hancock Sovereign Bond Fund

John Hancock Strategic Series

on behalf of each series of the Trusts, as applicable

By: /s/ Andrew G. Arnott

Andrew G. Arnott

President

Agreed and assented to:

JOHN HANCOCK FUNDS, LLC

By: /s/ Jeffrey H. Long

Jeffrey H. Long

Chief Financial Officer

DATED AS OF: March 10, 2016